EXHIBIT 99.B
News
For Immediate Release

El Paso Corporation to Cooperate with SEC Investigation

HOUSTON, TEXAS, March 26, 2004-El Paso Corporation (NYSE:EP) today announced that it received a letter from the Securities and Exchange Commission (SEC) stating that the SEC is conducting a formal investigation of the company. The letter is accompanied by a subpoena requesting the production of documents related to the company's recently announced reserve revisions.

"We will cooperate fully with the SEC or any other government agency conducting an investigation," said Doug Foshee, president and chief executive officer of El Paso. "In February, we proactively initiated an independent review of our reserve revisions, and we expect to complete that review no later than the end of next month. We will work to put this matter behind us as soon as possible so that we can focus on achieving the goals of our long-range plan."

Information about El Paso's reserve revisions is available in recent public filings at www.sec.gov and in a February 17 press release, webcast, and associated presentation by the company at www.elpaso.com.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the timing of the completion of the internal review of the reserve revisions, and the extent and time periods involved in any potential restatement of prior years' financial results; potential impact of any restatement of financial results on our access to capital (including borrowings under credit arrangements); changes in reserves estimates based upon internal and third party reserve analyses; the uncertainties associated with the outcome of governmental investigations; the outcome of litigation including shareholder derivative and class actions related to the reserve revision and potential restatement; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Kim Wallace, Manager
Office:  (713) 420-6330
Fax:     (713) 420-6341